RELEASE AGREEMENT

     This Release Agreement (this "Agreement") is effective as of November 6, 2000 between Joseph S. Compofelice ("Compofelice") and CompX International Inc., a Delaware corporation (the "CompX"). In consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

     Section 1. Resignation of All Position. If Compofelice has not provided an earlier resignation date in writing to CompX or any of its affiliated entities (collectively, the "Affiliated Entities"), Compofelice acknowledges his resignation from all positions with the Affiliated Entities effective as of the date of this Agreement, and agrees to provide such letters as may be reasonably requested of him to evidence his resignation from all positions with the Affiliated Entities.

    Section 2.  General Release

          (a) Compofelice hereby releases, acquits, and forever discharges any and all claims and demands of whatever kind or character that Compofelice or his family members may now have or assert or hereafter have or assert against the Affiliated Entities or any of their officers, directors, employees, agents or insurers for any liability, whether vicarious, derivative or direct, whether fixed, liquidated or contingent, or whether known or unknown, with respect to the period commencing at the beginning of time and continuing through the effective date of this Agreement.


          (b) CompX hereby releases, acquits, and forever discharges any and all claims and demands of whatever kind or character that CompX may now have or assert or hereafter have or assert against Compofelice for any liability, whether vicarious, derivative or direct, whether fixed, liquidated or contingent, or whether known or unknown, with respect to the period commencing at the beginning of time and continuing through the effective date of this Agreement.

     Section 3. Payment. CompX agrees upon the execution of this Agreement to pay Compofelice $500,000 in a form reasonably satisfactory to Compofelice less applicable withholding for tax purposes.

     Section 4. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     Section 5. Jurisdiction. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by and construed in accordance with the laws of the state of Texas. Any action brought under this Agreement or otherwise brought by CompX or its affiliates against Compofelice shall be brought in a court seated in Dallas County, Texas and the parties waive any right to object to such location as an improper venue for such claim.

     Section 6. Complete Agreement. This Agreement contains the entire Agreement and the understanding by and between the parties with respect to the subject hereof and supersedes any previously existing agreements between the parties. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the parties hereto.

     IN WITHESS WHEREOF, effective as of the date first set forth above, Compofelice has executed this Agreement and CompX has caused this Agreement to be executed on its behalf by its duly authorized officer.

                                     CompX International Inc.



/s/ Joseph S. Compofelice            By:  /s/ Glenn R. Simmons
------------------------------       -------------------------------------------
Joseph S. Compofelice                Glenn R. Simmons, Chairman of the Board and
                                     Chief Executive Officer